As filed with the Securities and Exchange Commission on January 20, 2009

                                                                                                                                          Registration No. 333-60214

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
POST-EFFECTIVE AMENDMENT NO. 1
TO
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SHORE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Maryland	52-1974638
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18 East Dover Street, Easton, Maryland  21601
(Address of Principal Executive Offices)

Talbot Bancshares, Inc. Employee Stock Option Plan
(Full title of the plan)

W. Moorhead Vermilye
President
Shore Bancshares, Inc.
18 East Dover Street, Easton, Maryland 21601
(410) 822-1400
(Name, address and telephone number of agent for service)

Copies to:
Andrew D. Bulgin, Esquire
Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
The Garrett Building
233 East Redwood Street
Baltimore, Maryland 21202
(410) 576-4280

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 is being filed, pursuant to the registrant’s undertaking in Item 9(a)(3) of Part II of the original Registration Statement, for the purpose of removing from registration the 5,236 shares of common stock of the registrant, par value $.01 per share, that remained unsold at the termination of the offering covered thereby.  The Talbot Bancshares, Inc. Employee Stock Option Plan terminated pursuant to its terms, and all options granted thereunder were exercised, were forfeited or lapsed.  Accordingly, the offering of shares pursuant to the foregoing plan has terminated, and the registrant, therefore, removes such shares from registration.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Easton, State of Maryland, on this 16th day of January, 2009.

SHORE BANCSHARES, INC.

By:	/s/ W. Moorhead Vermilye
W. Moorhead Vermilye
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS,  that each person whose  signature  appears below constitutes and appoints W. Moorhead Vermilye and Susan E. Leaverton, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of January 16, 2009.

Signature	Title

/s/ Herbert L. Andrew, III	Director
Herbert L. Andrew, III

/s/ Blenda W. Armistead	Director
Blenda W. Armistead

/s/ Lloyd L. Beatty, Jr.	Director
Lloyd L. Beatty, Jr.

/s/ Paul M. Bowman	Director
Paul M. Bowman

/s/ William W. Duncan, Jr.	Director
William W. Duncan, Jr.

Director
Richard C. Granville

Director
W. Edwin Kee, Jr.

Director
Neil R. LeCompte

Director
Jerry F. Pierson

Director
Christopher F. Spurry

/s/ F. Winfield Trice, Jr.	Director
F. Winfield Trice, Jr.

/s/ W. Moorhead Vermilye	Director, President and CEO
W. Moorhead Vermilye

/s/ Susan E. Leaverton	Treasurer and Principal Accounting Officer
Susan E. Leaverton